UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2006

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida

33607

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01                                          Material Definitive Agreement

On July 31, 2006, Mueller Water Products, Inc. (“Mueller Water”), a majority-owned subsidiary of Walter Industries, Inc. (the “Company”), and Thomas E. Fish entered into a letter agreement whereby Mr. Fish will continue to serve as the President of Mueller Water’s Anvil Segment. Mr. Fish, who is 52, had previously served as President of Mueller Water’s Anvil Segment since 2000, and, from January 2005 through November 2005, Mr. Fish served as Mueller Water’s interim Chief Financial Officer. A copy of the letter agreement between Mueller Water and Mr. Fish is attached hereto as Exhibit 10.1.

The July 31, 2006 letter agreement with Mr. Fish provides for a base salary of $286,000 per year, effective the date of the letter agreement, subject to annual increase equal to the greater of 4% or a cost of living adjustment, calculated as set forth in the letter agreement, and benefits commensurate with an executive-level position at Mueller Water. Effective October 1, 2005, Mr. Fish is participating in Mueller Water’s Executive Incentive Plan (EIP) with an annual target bonus level of $380,000 up to a maximum of two times target. Under the EIP, bonus targets are set annually by Mueller Water’s Board based on performance metrics including, for example, Mueller Water net income, segment operating income and segment return on net assets. In addition, Mr. Fish will receive a stock award under the Mueller Water Products, Inc. 2006 Stock Incentive Plan having a value of $230,000  at July 31, 2006, calculated using a modified Black-Scholes model, and composed of non-qualified stock options, vesting in equal, annual installments over three years, and restricted stock units, vesting after seven years, subject to accelerated vesting.

If, prior to June 1, 2009, Mr. Fish is terminated without cause or in the event of his constructive termination, as more specifically set forth in the letter agreement, then Mr. Fish will be entitled to: payment over 18 months of his annual base salary; payment ratably over 18 months of an amount equal to his annual cash bonus for the last-completed fiscal year multiplied by 2.25 (unless such termination occurs prior to determination of Mr. Fish’s cash bonus for the 2006 fiscal year, in which case, he will be entitled to his cash bonus for the 2005 fiscal year multiplied by 1.5 paid ratably over 18 months); and continued participation in benefits until 18 months after such termination or the date Mr. Fish is entitled to receive comparable benefits from subsequent employment. If on or after June 1, 2009, Mr. Fish is terminated without cause or in the event of his constructive termination, as more specifically set forth in the letter agreement, then Mr. Fish will be entitled to: payment over 18 months of his annual base salary; payment ratably over 18 months of an amount equal to his annual cash bonus for the last-completed fiscal year multiplied by 1.5; and continued participation in benefits until 18 months after such termination or the date Mr. Fish is entitled to receive comparable benefits from subsequent employment. If any payment under the letter agreement or any other agreement with Mueller Water results in the imposition of any excise or additional tax on Mr. Fish, Mueller Water will make an additional payment to Mr. Fish to cover the full cost of such excise or additional tax payment so that Mr. Fish is in the same after-tax position had he not been subject to the excise or additional tax.

Neither Mr. Fish nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Company. Mr. Fish has no family relationship with any director or executive officer of the Company. He will continue as an officer of Mueller Water until the earlier of his termination of employment or the election of his successor by the Board of Directors.

Item 9.01                                          Financial Statements and Exhibits

The following exhibits are filed herewith:

(d)	Exhibits

10.1	Letter Agreement effective July 31, 2006 between Mueller Water Products, Inc. and Thomas E. Fish

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

	By:	/s/ William F. Ohrt
	Title:	William F. Ohrt
Executive Vice President and Chief
Financial Officer

Date: August 3, 2006